UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Medley Capital Corporation

(Exact name of Registrant as specified in Its Charter)

Delaware	27-4576673
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

375 Park Avenue, 33rd Floor New York, NY	10152
(Address of principal executive office)	(Zip Code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which registered
7.125% Senior Notes due 2019	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: 333-179237 (if applicable)

Securities to be registered pursuant to Section 12 (g) of the Act:

None

(Title of Class)

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

The description of the 7.125% Senior Notes due 2019 (the “Notes”) of Medley Capital Corporation, a Delaware corporation, is incorporated by reference in the materials set forth in (i) the section captioned “Description of Debt Securities” in the registrant’s registration statement on Form N-2, as amended (File No. 333-179237), and (ii) the section captioned “Description of the Notes” in the registrant’s Prospectus Supplement, dated March 13, 2012 to the registrant’s Prospectus, dated February 16, 2012. The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities having substantially the same terms. If any such additional securities are issued, a prospectus supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above. The notes are expected to be listed on the New York Stock Exchange and to trade thereon within 30 days of the original issue date under the trading symbol “MCQ”.

Item 2. Exhibits.

Pursuant to the Instructions as to exhibits for registration statements on Form 8-A, the documents listed below are filed as exhibits to this Registration Statement:

1.	Indenture, dated as of February 7, 2012 (for senior debt securities) between Medley Capital Corporation and U.S. Bank National Association, incorporated herein by reference to Exhibit 99.D.2 as filed with Amendment No. 1 to the Registration Statement on Form N-2 (File No. 333-179237) on February 10, 2012.
2.	First Supplemental Indenture, dated March 21, 2012, between Medley Capital Corporation and U.S. Bank National Association, which includes the form of registered 7.125% Senior Note due 2019 (Filed as Exhibit 99.D.4 to the registrant’s Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File No. 333-179237), filed on March 21, 2012).
3.	Prospectus Supplement, dated March 13, 2012, to Medley Capital Corporation’s Prospectus, dated February 16, 2012, incorporated herein by reference to the registrant’s filing pursuant to Rule 497, filed on March 14, 2012.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MEDLEY CAPITAL CORPORATION

Date: March 21, 2012
	By:	/s/ Richard T. Allorto Jr.
	Name:	Richard T. Allorto Jr.
	Title:	Chief Financial Officer